Exhibit 4.5

SIXTEENTH AMENDMENT TO THE

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

BLUEROCK RESIDENTIAL HOLDINGS, L.P.

DESIGNATION OF NEW 7.5% SERIES B

REDEEMABLE PREFERRED UNITS

OCTOBER 7, 2025

Pursuant to Section 4.02 and Article XI of the Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P., as amended, (the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the offer and sale of up to 14,000,000 shares of a new 7.5% Series B Redeemable Preferred Stock (the “Series B Preferred Stock”) of the General Partner and the issuance to the General Partner of new Series B Preferred Units (as defined below) in exchange for the contribution by the General Partner of the net proceeds from the issuance and sale of the Series B Preferred Stock as set forth in this Sixteenth Amendment to the Partnership Agreement (this “Amendment”):

1.             Defined Terms.

(a)            Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.

(b)            The following defined terms are hereby added to Article I of the Partnership Agreement:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on October 7, 2025, designating the terms, rights and preferences of the Series B Preferred Stock.

“Junior Units” shall have the meaning provided in Section 16.03.

“Original Issue Date” shall have the meaning provided in 16.04(a).

“Parity Preferred Units” shall have the meaning provided in Section 16.03.

“Series B Cash Distribution” shall have the meaning provided in Section 16.04(a).

“Series B Preferred Distribution Payment Date” shall have the meaning provided in Section 16.04(a).

“Series B Preferred Distribution Period” shall have the meaning provided in Section 16.04(a).

“Series B Preferred Distribution Record Date” shall have the meaning provided in Section 16.04(a).

“Series B Preferred Return” shall have the meaning provided in Section 16.04(a).

“Series B Preferred Stock ” shall mean shares of 7.5% Series B Redeemable Preferred Stock of the General Partner.

“Series B Preferred Units” shall have the meaning provided in Section 16.01.

“Stated Value” shall mean $25.00, subject to appropriate adjustment in relation to any recapitalizations, distributions, unit splits, unit combinations, reclassifications or other similar events which affect the Series B Preferred Units.

2.             Allocation of Profits and Losses. Article V of the Partnership Agreement is hereby amended to include the following as Section 5.01(k) of the Partnership Agreement.

(k)            Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and (b), Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.01(k) for the current and all prior years equals the aggregate amount of the Series A Preferred Cash Distribution and the Series B Preferred Cash Distribution paid to the General Partner for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Cash Distribution and Series B Preferred Cash Distribution with respect to the January Series A Preferred Cash Distribution Payment Date and Series B Preferred Cash Distribution Payment Date if the General Partner sets the Distribution Record Date for such Series A Preferred Cash Distribution Payment Date and Series B Preferred Cash Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(k), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(g). The General Partner shall amend this agreement from time to time to reflect the allocation of profit and loss in connection with priority distributions on any other Preferred Units of limited partnership issued by the Partnership.

3.             Series B Preferred Units. The Partnership Agreement is hereby amended to include the following as Article XVII of the Partnership Agreement:

Article XVII

Series B Preferred Units

17.01       Designation and Number. A new series of Preferred Units (as defined below), designated as the Series B Preferred Units (the “Series B Preferred Units”), is hereby established. The number of authorized Series B Preferred Units shall be 14,000,000.

17.02       Maturity. The Series B Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

17.03       Rank. The Series B Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series B Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (together with the Common Units, the “Junior Units”); (b) on a parity with any class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series B Preferred Units, including the Series A Preferred Units, as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series B Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series B Preferred Units prior to conversion or exchange. The Series B Preferred Units will also rank junior in right to payment to the Partnership’s existing and future indebtedness.

17.04       Distributions.

(a)            Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series B Preferred Units as to distributions, the holders of Series B Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for payment of distributions, from the date of original issue of each Series B Preferred Unit (the “Original Issue Date”), cumulative cash distributions on each such Series B Preferred Unit at the rate of 7.5% per annum of the Stated Value per Series B Preferred Unit (equivalent to a fixed annual amount of $1.875 per unit) (the “Series B Preferred Return,” and each such distribution, a “Series B Cash Distribution”). Series B Cash Distributions shall be payable monthly in arrears on such dates as the Board of Directions determines corresponding distributions are to be made with respect to the Series B Preferred Stock (each, a “Series B Preferred Distribution Payment Date”). If the Board of Directors authorizes, in its sole discretion, and the General Partner declares payment of accrued dividends on the Series B Preferred Stock, then the General Partner shall authorize, and the Partnership shall declare, payment of the corresponding accrued Series B Preferred Return as a Series B Cash Distribution to holders of record of the Series B Preferred Units as they appear on the records of the Partnership at the close of business on the record date or dates for the payment of dividends on the Series B Preferred Stock, which shall be each day of the Series B Preferred Distribution Period (as defined below) immediately preceding the applicable Series B Preferred Distribution Payment Date or such other date or dates designated by the Board of Directors for the determination of holders of Series B Preferred Units entitled to receive Series B Cash Distributions that is or are within the Series B Preferred Distribution Period immediately preceding such Series B Preferred Distribution Payment Date (each, a “Series B Preferred Distribution Record Date”). A “Series B Preferred Distribution Period” is the respective period commencing on and including the first day of each month and ending on and including the day preceding the first day of the next succeeding Series B Preferred Distribution Period (other than the initial Series B Preferred Distribution Period and the Series B Preferred Distribution Period during which any Series B Preferred Units shall be redeemed or otherwise acquired by the Partnership). Any Series B Cash Distribution or Series B Cash Distribution payable for any Series B Preferred Distribution Period shall be computed on a daily basis.

(b)            The amount of any distribution payable on the Series B Preferred Units for any Series B Preferred Cash Distribution Period will be computed on the basis of twelve 30-day months and a 360-day year.

(c)            No distributions on the Series B Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d)            Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units will accrue whether or not the restrictions referred to in Section 16.04(c) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution on the Series B Preferred Units which may be in arrears. When distributions are not paid in full upon the Series B Preferred Units and any Parity Preferred Units (or a sum sufficient for such full payment is not so set apart), all distributions declared upon the Series B Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series B Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior distributions periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other.

(e)            Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Series B Preferred Cash Distribution Periods that have ended, no distributions (other than a distribution in Junior Units or in options, warrants or rights to subscribe for or purchase any such Junior Units) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Units or the Parity Preferred Units, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for options, warrants or rights to subscribe for or purchase Junior Units).

(f)             Notwithstanding anything to the contrary set forth above, the Partnership shall not be prohibited from (i) declaring or paying or setting apart for payment any distribution on Junior Units or Series B Preferred Units, or (ii) redeeming, purchasing or otherwise acquiring any Junior Units or Parity Preferred Units, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the General Partner as a REIT under Section 856 of the Code.

(g)            For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation) by distribution, redemption or other acquisition of the Partnership Units is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

17.05        Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series B Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its partners, after payment of or provision for the Partnership’s debts and other liabilities, a liquidation preference equal to the Stated Value per Series B Preferred Unit, plus an amount equal to any accrued and unpaid Series B Preferred Cash Distributions (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Units. If the assets of the Partnership legally available for distribution to partners are insufficient to pay in full the liquidation preference on the Series B Preferred Units and the liquidation preference on any Parity Preferred Units, all assets distributed to the holders of the Series B Preferred Units and any Parity Preferred Units shall be distributed pro rata so that the amount of assets distributed per Series B Preferred Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the liquidation preference per Series B Preferred Unit and such Parity Preferred Units bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into another entity, a consolidation or merger of another entity with or into the Partnership, a statutory exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership.

17.06        Redemption. In connection with any redemption by the General Partner of any shares of Series B Preferred Stock pursuant to Sections 6, 7, 8 or 9 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of Series B Preferred Units held by the General Partner. As consideration for the redemption of such Series B Preferred Units, the Partnership shall deliver to the General Partner (i) an amount of cash equal to the amount of cash, if any, paid by the General Partner to the holder of such shares of Series B Preferred Stock in connection with the redemption thereof and (ii) a number of Common Units equal to the number of shares of Common Stock, if any, issued by the General Partner to the holder of such shares of Series B Preferred Stock in connection with the redemption thereof.

17.07        Voting Rights. Holders of the Series B Preferred Units will not have any voting rights.

17.08        Conversion. The Series B Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

4.              Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

BLUEROCK HOMES TRUST, INC.,
a Maryland corporation

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

[Signature page for Sixteenth Amendment re: Series B Preferred Units – October 7, 2025]